Exhibit 99.1

Metasun Enterprises, Inc.

Enters into Share Exchange Agreement with Pure Biofuels del Peru SAC

Vancouver, British Columbia, July 26, 2006 – Metasun Enterprises, Inc. (OTCBB:MESU) (“Metasun” or the “Company”) is pleased to announce that it has entered into a Share Exchange Agreement with Pure Biofuels del Peru SAC (“Pure Biofuels”) and its shareholders. Pursuant to the terms of the Share Exchange Agreement, the Company agreed to acquire 99.9% of the issued and outstanding shares of common stock in the capital of Pure Biofuels, in exchange for the issuance of 30,000,000 common shares in the capital of the Company, which common shares will represent not less than 54.5% of the issued and outstanding common shares of the Company at the time of the closing of the acquisition.

The acquisition contemplated by the Share Exchange Agreement is scheduled to close before August 31, 2006.

The closing of the Share Exchange Agreement is subject to the satisfaction of a number of conditions as set forth in the Share Exchange Agreement including, but not limited to, a condition that the Company will have received no less than $6,000,000 from a private placement equity financing.

In connection with the execution of the Share Exchange Agreement, the Company appointed Luis Goyzueta as Chief Executive Officer, David Clifton as Vice-President and Joy Clifton as Secretary and Treasurer. The Company also intends on changing its name to “Pure Biofuels Corporation”.

The securities to be issued pursuant to the Share Exchange Agreement and to be offered in the private placement are not being registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Pure Biofuels

Pure Biofuels’ goal is to become a leader in the production, marketing, and sale of clean burning biofuels which significantly reduce emissions from vehicles, machinery and power plants. Pure Biofuels intends on initiating its operations in Latin America by constructing and operating a biodiesel refinery near the Callao Port in Lima, Peru. It is anticipated that the refinery will process approximately 16.8 million gallons of biodiesel per year – over half of Peru’s forecast demand. Pure Biofuels has already signed pre-sale agreements with local Peruvian fuel distributors for the entire production from the Callao Port facility.

About Biodiesel

Biodiesel is a clean and renewable energy source derived from vegetable oils that can be used in unmodified diesel engines. The number of vehicles running biodiesel in Peru is forecast to increase 75 times by 2009, with annual consumption expected to reach 35 million gallons.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) the acquisition contemplated by the Share Exchange Agreement is scheduled to close before August 31, 2006 and (ii) that Pure Biofuels will construct and operate a biodiesel refinery near the Callao Port in Lima, Peru with an annual production of 16.8 million gallons of biodiesel per year.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the failure by the Company or Pure Biofuels to satisfy any of the conditions precedent to closing as set forth in the Share Exchange Agreement; Pure Biofuels ability to raise the necessary capital to build the biodiesel refinery, Pure Biofuels ability to obtain any necessary government, regulatory or other permits or approvals, the Company and/or Pure Biofuels ability to operate effectively in a highly competitive industry with many participants; the Company and/or Pure Biofuels ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; the Company and/or Pure Biofuels ability to protect their intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

For more information contact:

Chad DeGroot, President

Tel: 604-739-1048